Exhibit 99

For immediate release:	Media Contact:
June 25, 2015	Joan Campion
(212) 733-2798

Investor Contact:
Ryan Crowe
(212) 733-8160

Joseph J. Echevarria Elected To Pfizer's Board Of Directors

NEW YORK, NY – June 25 – Pfizer Inc. today announced the election of Joseph J. Echevarria to its Board of Directors, effective immediately.  Mr. Echevarria also was appointed to the Audit, Regulatory and Compliance and Science and Technology Committees of Pfizer’s Board.

Mr. Echevarria, 58, retired as Chief Executive Officer (CEO) of Deloitte LLP, a global provider of professional services, in August 2014.  He had been with the firm for 36 years and served in various leadership roles, including Deputy Managing Partner, Southeast Region Audit Managing Partner, U.S. Managing Partner and Chief Operating Officer. He was appointed CEO in 2011.

Mr. Echevarria serves as a Director of The Bank of New York Mellon Corporation.  He is a member of the President's Export Council and the Presidential Commission on Election Administration and also serves as Chair of President Obama’s My Brother’s Keeper Alliance. He serves on the Board of Trustees of the University of Miami.

“We are pleased to have Joe Echevarria join Pfizer’s Board of Directors. His expertise in international business and leadership as well as his financial acumen will be an asset to Pfizer’s Board and to the company,” stated Ian Read, Pfizer’s chairman and chief executive officer. “With the addition of Joe to our Board, Pfizer and its shareholders will continue to benefit from a breadth and diversity of experience.”

About Pfizer Inc.
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products. Our global portfolio includes medicines and vaccines as well as many of the world's best-known consumer health care products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, Pfizer has worked to make a difference for all who rely on us. To learn more, please visit us at www.pfizer.com .

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